Exhibit 35.1

COMPLIANCE STATEMENT
OF
OHIO EDISON COMPANY, AS SERVICER
The undersigned hereby certifies that he is the duly elected and acting Vice President and Treasurer of Ohio Edison Company, as servicer (the “Servicer”) under the Phase-In-Recovery Property Servicing Agreement, dated as of June 20, 2013 (the “Servicing Agreement”), between the Servicer and OE Funding LLC, as Bond Issuer, and further certifies on behalf of the Servicer that:

1.
A review of the activities of the Servicer and of its performance under the Servicing Agreement during the period that commenced June 20, 2013 and ended December 31, 2013 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2.
To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the period that commenced June 20, 2013 and ended December 31, 2013.

Executed as of this 31st day of March 2014.

OHIO EDISON COMPANY

By:	/s/ Steven R. Staub

Name:	Steven R. Staub
Title:	Vice President and Treasurer